Exhibit 10.30

October 14, 2019

Ms. Angela Brav

Dear Angela:
I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) in the position of President - Hertz International. This position is at the Executive Vice President level role of the company and will report directly to Kathryn Marinello, President and Chief Executive Officer and will be based out of the Uxbridge, UK headquarters. Your start date will be mutually determined.

Base Salary: Your base salary will be $24,038.47 paid on a bi-weekly basis, which equates to an annualized salary of $625,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.

Comprehensive Allowance: During your assignment, you will receive a comprehensive allowance of $9,000 per month. This allowance will begin once you move into a permanent residence in the UK and is meant to cover any additional UK-related expenses.

Annual Bonus Target: You will be eligible to participate in the Hertz Executive Incentive Plan which provides for a target award in 2020 of 100% of your base salary. The actual EICP may payout up to 150% based upon company performance, and eligible for further modification based upon individual performance, as determined by the Compensation Committee. For 2020 your target award will be prorated for actual days employed. Actual payout is contingent upon the Company’s performance and your individual performance, subject a guaranteed bonus for 2020 for you at 60% of Target. Details of this plan will be provided to you upon commencement of your employment, and determination of actual payout is subject to the terms of the plan. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

Annual Equity Award: You will be eligible for annual equity awards beginning in 2020 and beyond at a target amount of $1,000,000. Generally, equity grants for all key executives and key employees are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion. Awards generally are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options (or such other equity awards), as determined in the Committee’s sole and exclusive discretion. Grants are made in accordance with the Company’s Equity Grant Policy. Materials and details regarding this plan will be sent to you under separate cover, once employment is commenced.

The Hertz Corporation | 8501 Williams Road | Estero, FL 33928

Angela Brav

Transportation to the UK: The Company will assume the cost of the airfare for the initial trip for you and your immediate family who will be accompanying you on assignment to the UK. The current T&E policy will dictate the class that you are your family can travel under.

Automobile: You will be eligible for a company-provided vehicle for your personal and professional use. The service vehicle policy will be reviewed with you and guidelines for choosing your vehicle will be provided upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify or rescind such policy at any time and for any reason.

Vacation: You will be eligible for four weeks’ vacation per the terms and conditions of The Hertz Corporation vacation policy.

Household Goods: The company will pay the reasonable costs of shipping your household goods, excluding boats and cars. The prevailing policy shall govern your move and should be coordinated through normal channels.

All arrangements will be made through the Company approved moving company and the costs will be direct billed to Hertz.

Employee Benefits: You and your family will be covered under the existing Hertz benefits plan through our United Health Care International Benefits Program. Your current worldwide base salary in U.S. dollars will be the basis for the calculation of benefits and contributions.

Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401(k) Plan) on the first day of the month following 60 days of employment. In accordance with the current terms of the 401k Plan, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when you’re eligible to contribute to the 401(k) Plan, and you’re always 100% vested in the contributions you or the Company make to the 401k Plan, and any related investment earnings. Contributions and benefits under the 401k Plan are determined in accordance with the terms of the 401k Plan, and Hertz retains the right and sole discretion to amend, modify or rescind the 401k Plan at any time and for any reason.

Tax Preparation: You will be eligible to use the services of BDO to assist you in the filing of U.S. and foreign tax returns for the duration of your assignment. A pre-assignment meeting will be set up with BDO to discuss UK tax processes once this assignment letter is signed.

Tax Equalization: Hertz's Tax Equalization policy has been developed to eliminate the exposure of its international employees to worldwide tax costs. The intent of the policy is to ensure that the expatriate employee is treated as fairly and equitably as possible and is designed to yield neither an economic benefit nor detriment to the employee. Tax Equalization is accomplished through the collection of a "hypothetical tax" from your salary. The hypothetical tax will be calculated at the beginning of the assignment (and at the beginning of each subsequent year of the assignment) based on the amount of Hertz earned income (i.e. base salary and bonus) you will have had you remained in the U.S. in your current location.

Angela Brav

In exchange for withholding this hypothetical amount, Hertz agrees to pay all actual income tax liabilities on Hertz earned income (both foreign and domestic) arising during the overseas assignment.

Each year, upon completion of your Federal and State Income Tax Returns by BDO, a final hypothetical tax will be prepared. This final hypothetical tax will be compared to the estimated hypothetical taxes that were withheld throughout the year. Any difference will either be paid by you to Hertz or reimbursed to you through a tax equalization payment.

Financial Planning Reimbursement: You will also be eligible for reimbursement up to $4,000 annually for Financial Planning Services with the provider of your choice.

Employee Confidentiality and Non-Solicitation: It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement. Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.
(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

Angela Brav

(vi) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determines that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii) You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this Agreement may be enforced by the Company or its successors or assigns.

The foregoing terms and conditions and representations and warranties will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the foregoing terms and conditions or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company, and if the breach is because the amounts you certified that you forfeited with your current employer are incorrect, you will be required to repay Hertz any amount you receive based on such incorrect certification. In addition, you agree that you will indemnify and hold harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the foregoing representations and warranties.

In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for cause and other than your voluntary resignation, you will be paid severance in accordance with the Hertz Senior Executive Severance Plan which provides for a severance payment equal to 18 months of your salary and bonus. Subject to its terms, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

Payment of any such severance shall be contingent upon the execution of a General Release, including non-competition and non-disclosure provisions, in a form prescribed by Hertz.

All payments and benefits described in this letter shall be subject to applicable tax withholdings and other standard payroll deductions.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Angela, we are pleased you are considering joining Hertz and look forward to the opportunity to work with you.

Angela Brav

Very truly yours,

/s/ Murali Kuppuswamy
Murali Kuppuswamy
Executive Vice President and Chief Human Resources Officer

Angela Brav

ACCEPTANCE

I, Angela Brav, as of the date first written above, have read and understand, and, having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to, the terms and conditions of employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ Angela Brav	October 16, 2019
Signature	Date

cc: Kathryn Marinello